EXHIBIT 4.4

                           AMENDMENT NUMBER 1A TO THE
                            GUARANTY BANCSHARES, INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN

     Guaranty Bancshares, Inc., a bank holding company organized and operated under the laws of the state of Texas, hereby adopts the following amendment to the Guaranty Bancshares, Inc. Employee Stock Ownership Plan ("Plan"):

     1. Section 2 of the Plan is hereby amended to replace the definition of "Adjusted Compensation" with the following definition:

     "With respect to remuneration paid prior to October 1, 1992, the total compensation paid to an Employee as a Participant in each Plan Year, as reported on IRS Form W-2, less overtime and bonuses, plus the amount (if any) of his remuneration deferred under a qualified defined contribution plan containing 401(k) provisions for the Plan Year.

     With respect to remuneration paid on or after October 1, 1992, the total compensation paid to an Employee as a Participant in each Plan Year, as reported on IRS Form W-2, plus the amount (if any) of his remuneration deferred under a qualified defined contribution plan containing 401(k) provisions for the Plan Year.

     For any Plan Year, however, Adjusted Compensation exceeding $200,000 for any Employee (adjusted in accordance with Section 415 (d) (2) of the Code for cost of living increases) shall not be taken into account."


     IN WITNESS WHEREOF, the undersigned, a-duly authorized officer of Guaranty Bancshares, Inc., hereby adopts this Amendment Number 1 to the Guaranty Bancshares, Inc. Employee Stock Ownership Plan on this 18th day of May, 1993.

                                        GUARANTY BANCSHARES, INC.

                                        By: Bill G. Jones

                                        As Its: Chairman of the Board